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                   [Letter for Adams, Harkness & Hill, Inc.]


May 3, 1999

PERSONAL & CONFIDENTIAL

Mr. Brian Roussell
Chief Financial Officer
Tyco Printed Circuit Group Inc.
11 Tyco Drive
Stafford Springs, CT 06076[cad 220]0100

Re: Confidentiality Agreement (the "Agreement")

Dear Brian:

     1. You have requested information about Praegitzer Industries, Inc., (the "Company") in connection with your consideration of a possible transaction with the Company (a "Transaction"). As a condition to our furnishing such information to you, we are requiring that you agree, as set forth below, to treat confidentially such information and any other information that the Company, its agents or its representatives (including attorneys and financial advisors) furnishes to you or your directors, officers, employees, agents, advisors, prospective bank or institutional lenders, affiliates or representatives of your agents, advisors or prospective lenders (all of the foregoing collectively referred to as "your Representatives"), whether furnished before or after the date of this letter, whether communicated in writing or orally or gathered by inspection, and all notes, analyses, compilations, studies or other documents, whether prepared by you or others, which contain or otherwise reflect such information and such information shall include but not be limited to information developed by you or your Representatives from plant visits or interviews with customers, suppliers or employees (collectively, the "Evaluation Material").

     2. The term "Evaluation Material" does not include information which
(i) becomes generally available to the public other than as a result of a disclosure by you or your Representatives, (ii) was available to you on a non-confidential basis prior to its disclosure to you by the Company, its representatives or its agents, (iii) becomes available to you on a non[cad 220]confidential basis from a source other than the Company, its representatives or its agents, provided that such source is not bound by a confidentiality agreement with the Company, its representatives or its agents or otherwise prohibited from transmitting the information to you or your Representatives by a contractual, legal or fiduciary obligation, or (iv) was independently developed by you without access to or the benefit of the Evaluation Material.

     3. It is understood that you may disclose any of the Evaluation Material to those of your Representatives who require such material for the purpose of evaluating a possible Transaction (provided that such Representatives shall be informed by you of the confidential nature of the Evaluation Material). You agree that you and your Representatives will keep the Evaluation Material confidential from any employee of the Company, except with the specific prior consent of the Company, Adams, Harkness & Hill, Inc. or McDonald Investments, Inc. or as otherwise permitted by the terms hereof. You further agree that you and your Representatives will not use any of the Evaluation Material for any reason or purpose other than to evaluate a possible Transaction.

     4. Without the prior written consent of the Company, you and your Representatives will not disclose to any person (i) the fact that the Evaluation Material has been made available to you or that you have

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inspected any portion of the Evaluation Material, (ii) the fact that any discussions or negotiations are taking place concerning a possible Transaction, or (iii) any of the terms, conditions or other facts with respect to any possible Transaction, including the status thereof, unless and only to the extent that such disclosure (after making reasonable efforts to avoid such disclosure and after advising and consulting with the Company about your intention to make, and the proposed contents of, such disclosure) is, in the opinion of your counsel, which shall promptly be provided to the Company in writing, required by applicable United States securities laws. The term "person" as used in this letter shall be broadly interpreted to include without limitation any corporation, company, partnership and individual.

     5. In the event that you or any of your Representatives are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, Civil Investigative Demand or similar process) to disclose any of the Evaluation Material, it is agreed that you or such Representative, as the case may be, will provide the Company with prompt notice in writing of such request(s) so that it may seek an appropriate protective order or other appropriate remedy and/or waive your or such Representative's compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that the Company grants a waiver hereunder, you or such Representative may furnish that portion (and only that portion) of the Evaluation Material which, in the written opinion of your counsel, you are legally compelled to disclose and will exercise your best efforts to obtain reliable assurance that confidential treatment will be accorded any Evaluation Material so furnished.

     6. Without the prior written consent of the Company and except for communications with Adams, Harkness and Hill, Inc. or McDonald Investments, Inc., (i) neither you nor those of your Representatives who are aware of the Evaluation Material and/or the possibility of a Transaction will initiate or cause to be initiated any communications with any customer, supplier or employee of the Company concerning the Evaluation Material or any possible Transaction or any other matter concerning the Company and (ii) none of your directors, officers or employees who are aware of the Evaluation Material and/or the possibility of a Transaction will, for the one (1) year period from the date of this letter agreement, either directly or indirectly solicit or cause to be solicited the employment of or hire any employee of the Company, unless such employee is responding to a bona fide advertisement for employment placed by you in a newspaper or trade publication of general circulation; provided, however, that the foregoing provision will not prevent you from employing any person who ceases to be employed by the Company for the previous three (3) months and that nothing herein shall preclude you from hiring any such employee who initiates contact with you or responds to any advertisements or general solicitation that is not specifically targeted at such person. In addition, the provisions in this Section 6 shall not apply to the hiring of any Company employee earning less than $20.00 per hour.

     7. You will not copy or remove from the Company's premises any data, documents, reports or other materials without the Company's express approval. If you determine that you will not proceed with the Transaction or a Transaction is not consummated by you, or upon the written request of the Company, you will promptly deliver to the Company all documents or other materials furnished by the Company to you or your Representatives constituting Evaluation Material, together with all copies thereof in the possession of you or your Representatives. In the event of such request, all other documents, studies, analyses, compilations or other matter reflecting or constituting Evaluation Material in the possession of you or your Representatives will be destroyed, with any such destruction confirmed by you in writing to the Company.

     8. You hereby acknowledge that you are aware that the securities of the Company are traded publicly. You hereby acknowledge that you are aware, and that you will advise each of your Representatives and such other persons who are informed by you as to the matters which are the subject of this letter, that the United States securities laws prohibit any person who has received material, non-public information from an issuer concerning the matters which are the subject of this letter from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.


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     9. In further consideration of our furnishing you with Evaluation
Material, you also agree that, for a period of two (2) years from the date of this letter agreement, neither you nor any of your Representatives, without the prior written consent of the Company, will:

        (a) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of the Company, or of any successor to or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of the Company, or of any successor to or person(s) in control of the Company, other than voting securities acquired solely for investment purposes totaling less than one percent (1%) of any such entity's outstanding voting securities, or any assets of the Company or any subsidiary or division thereof or of any such successor or controlling person;

        (b) make, or in any way participate, directly or indirectly, in any "solicitation" or "proxies" to vote (as such terms are used in the rules of the Securities and Exchange Commission), or seek to advise or influence any person or entity in respect of the voting of any voting securities of the Company;

        (c) make any public announcement in respect of or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Company or its securities or assets;

        (d) seek or propose to influence or control the Company's management or policies; or

        (e) form, join or in any way participate in a "group" as defined in
     Section 13 (d) (3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in connection with any of the foregoing.

     You promptly will advise the Company of any inquiry or proposal made to you in respect of any of the foregoing paragraph 9. You also agree that the Company will be entitled to equitable relief, including but not limited to injunctive relief, in the event of any breach of the provisions of these paragraphs.

     If a third party not affiliated with Tyco Printed Circuit Group Inc. ("Tyco") or any of its affiliates shall have (i) acquired or agreed to acquire beneficial ownership of at least 10% of the outstanding shares of capital stock of the Company, which acquisition was not induced directly or indirectly by Tyco or any of its affiliates, and shall have filed a
Schedule 13D under the Exchange Act with the Securities and Exchange Commission that sets forth a present intent that is other than passive in all material respects, provided that an acquisition for investment purposes only shall be deemed passive, or (ii) commenced or publicly announced its intention to commence a tender or exchange offer for more than 20% of the outstanding shares of capital stock of the Company, Tyco shall not be bound by clauses (a) through (e) of this Section 9 unless the foregoing third party shall have, in the case of clause (i) above, reduced its beneficial ownership of the outstanding shares of the capital stock to below 10% or, in the case of clause (ii) above, terminated or publicly announced its intention to terminate the tender offer, or the tender offer has otherwise expired, without the purchase by such third party of at least 20% of the outstanding shares of capital stock of the Company.

     10. You understand that the Company has endeavored to include in the Evaluation Material information known to it which it believes to be relevant for the purpose of your investigation, and you further understand that neither the Company nor its agents or its representatives makes any representation or warranty as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company nor its agents or its representatives makes any representation or warranty as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company nor its agents or its representatives shall have any liability to you or any of your Representatives resulting from the use of the Evaluation Material by you or such Representatives. Only those representations and warranties that may be made to you or your affiliates in a definitive written agreement for a Transaction, when, as and if executed and subject to such limitations and restrictions as may be specified therein, shall have any legal effect, and you agree that if you determine to engage in a Transaction such determination will be based solely on the terms of such written agreement and on your own investigation, analysis and assessment of


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the business to be acquired. Moreover, unless and until such a definitive written agreement is entered into, none of the Company, its affiliates or you will be under any legal obligation of any kind whatsoever with respect to such a Transaction except for the matters specifically agreed to in this Agreement. The agreements set forth in this Agreement may be modified or waived only by a separate writing signed by the Company and you expressly so modifying or waiving such agreements.

     11. You hereby agree to indemnify and hold harmless the Company from any damage, loss, cost or liability (including legal fees and the cost of enforcing this indemnity) arising out of or resulting from any unauthorized use or disclosure by you or your Representatives of the Evaluation Material. You also acknowledge that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by you or your Representatives and that any such breach would cause the Company irreparable harm. Accordingly, you also agree that in the event of any breach or threatened breach of this Agreement, the Company, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.

     12. It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

     13. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this letter agreement, which shall remain in full force and effect.

     14. The rights and obligations provided by this Agreement shall expire on the second anniversary of the date first above written.

     15. You agree and consent to personal jurisdiction and service and venue in any federal or state court within the State of Oregon having subject matter jurisdiction, for the purposes of any action, suit or proceeding arising out of or relating to this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon, without giving effect to the conflict of laws provisions thereof.

     16. If you are in agreement with the foregoing, please sign and return one copy of this letter, which thereupon will constitute our Agreement with respect to the subject matter hereof.


Very truly yours,


Adams, Harkness & Hill, Inc.
on behalf of Praegitzer Industries, Inc.

/s/ Mark Young

Mark Young
Vice President


Confirmed and agreed to this 3rd
day of May, 1999:


By: /s/ Brian Roussell
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    Brian Roussell

Title:
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      Chief Financial Officer[cad 228]Tyco Printed Circuit Group Inc.


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